UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 14, 2013

THE REAL HIP-HOP NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	1040	27-2787118
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

1455 Pennsylvania Avenue NW, Suite 400 Washington, DC 20004 (202) 379-3115
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 14, 2013, the Company entered into an amended Licensing Agreement with Real Hip-Hop Network Broadcast Corporation (Licensor of the Company’s media and technology). Pursuant to which the required financing dates outlined above in the August 15, 2011 Licensing Agreement were extended.  The Company is now required to raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, under the same terms as the August 15, 2011 Licensing Agreement the Company will shall pay Licensor a royalty of one quarter of one percent (.025%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. Through the License Agreement the Company was assigned contracts with DirecTV and DISH Network which are intended to allow the Company to launch commercially to a viewership of an estimated 32 million subscribers

On August 14, 2013 the Company amended the July 18, 2011 Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The amended AVP Agreement is for twelve months and requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1 (securing $10 million in available cash from funding), $800,000 upon the achievement of Milestone 2 (securing $20 million in available cash inclusive of any amounts attributable to Milestone 1) and $800,000 upon the achievement of Milestone 3 (securing $30 million in available cash inclusive of any amounts attributable to Milestone 2). Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 – Licensing Agreement Amendment dated August 14, 2013.

Exhibit 10.2 – Consulting Service Agreement Amendment dated August 14, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2013

The Real Hip-Hop Network, Inc.

By: /s/ Atonn F. Muhammad
Name: Atonn F. Muhammad
Title: Chief Executive Officer